PricewaterhouseCoopers LLP PricewaterhouseCoopers Center 300 Madison Avenue New York NY 10017 Telephone (646) 471 3000 Facsimile (813) 286 6000

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 21, 2007, relating to the financial statements and financial highlights, wltich appears in the December 31, 2006 Annual Report to Shareholders of First Eagle Overseas Variable Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
April 9, 2007